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               FOR:                   Marisa Christina, Inc.

               APPROVED BY:           Michael Lerner
                                      Chairman and Chief Executive Officer
                                      Melvin Hecht
                                      Chief Financial Officer
                                      (212) 221-5770
For Immediate Release
                    CONTACT:          Investor Relations:
                                      Gordon McCoun, Eric Boyriven
                                      Morgen-Walke Associates
                                      (212) 850-5600


                   MARISA CHRISTINA, INC. IN AGREEMENT TO SELL
                      ADRIENNE VITTADINI ENTERPRISES, INC.

         New York, New York, September 3, 1999 -- Marisa Christina, Incorporated (Nasdaq:MRSA) announced today that it has entered into a definitive agreement with de V & P to sell substantially all the assets, properties and rights, and to assign certain liabilities of Adrienne Vittadini Enterprises, Inc. for $9.5 million in cash.
         Michael H. Lerner, Chairman of Marisa Christina, Inc., commented, "We feel this is a classic win/win situation. Marisa Christina will be able to focus on its core businesses and explore new opportunities, while we are confident that Adrienne Vittadini will flourish under the leadership of Maura de Visscher and Kim Perrone."
         Marisa Christina, Inc. designs, manufactures, sources and markets a broad line of high quality "better" and "bridge" clothing for women and children. The Marisa Christina label includes sweaters characterized by classic, timeless styling and unique details. Flapdoodles apparel consists of casual children's and infant's sportswear, swimwear, and outerwear featuring vibrant colors, all-natural fabrics and unique patterns. The Adrienne Vittadini line includes women's knit-oriented casual coordinates and licensed products characterized by distinctive and elegant designer styling.

                                     -More-

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MRSA IN AGREEMENT TO SELL ADRIENNE VITTADINI                        PAGE 2

         Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, risks associated with the success of future advertising and marketing programs, the receipt and timing of future customer orders, price pressures and other competitive factors and a softening of retailer or consumer acceptance of the Company's products leading to a decrease in anticipated revenues and gross profit margins. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained upon request from the Company.

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